 Exhibit 5.1

353 NORTH CLARK STREET CHICAGO ILLINOIS 60654-3456

October 30, 2020

Shift Technologies, Inc.

2525 16th Street, Suite 316

San Francisco, California 94103

Re:	Registration of Securities on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Shift Technologies, Inc., a Delaware corporation (the “Company”) in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale from time to time by certain securityholders of the Company of (i) 212,500 shares (the “Placement Warrant Shares”) of Class A common stock, $0.0001 par value per share, of the Company (“Class A common stock”), issuable upon exercise of certain currently outstanding warrants to purchase Class A common stock (the “Placement Warrants”), (ii) 7,532,500 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Class A common stock issuable upon exercise of certain currently outstanding warrants to purchase Class A common stock (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”), (iii) the Placement Warrants, (iv) 18,900,000 shares of Class A common stock (the “PIPE Shares”) and (v) 6,088,338 shares of Class A common stock (the “IAC Shares” and, together with the Warrant Shares, Placement Warrants and PIPE Shares, the “securities”). The Warrants were issued pursuant to a Warrant Agreement, dated as of March 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; (c) the Registration Statement and exhibits thereto; (d) the Warrant Agreement; and (e) the Amended and Restated Registration Rights Agreement, dated as of October 13, 2020, by and among Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Cantor Fitzgerald & Co. and certain initial stockholders of the Company (formerly known as Insurance Acquisition Corp.).

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company or certificates or comparable documents of public officials and officers and other representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

(1)	The IAC Shares and PIPE Shares have been validly issued and are fully paid and non-assessable;
(2)	The Warrants constitute legal, valid and binding obligations of the Company; and

Shift Technologies, Inc.

October 30, 2020

(3)	When the Warrant Shares have been issued, delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Our advice on every legal issue in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and (ii) with respect to the Warrants only, the laws of the State of New York. Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the securities. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jenner & Block LLP

Jenner & Block LLP